Exhibit 4.6

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

SECURED CONVERTIBLE PROMISSORY NOTE

Orlando, Florida

May 20, 2012	$55,000

FOR VALUE RECEIVED, EcoReady Corporation, a corporation incorporated under the laws of the State of Florida and located at 555 Winderley Place, Suite 300, Orlando, FL 32751 (the “Company”), hereby promises to pay to the order of Alpha Capital , located at Pradafant 7 Furstententums 9490 Vaduz Liechtentstein, or its successors or assigns (the “Holder”), the principal amount of Fifty Five Thousand and 00/100 United States Dollars (US$55,000) on or before November 20, 2012 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of ten percent (10%) per annum (the “Applicable Rate”), commencing on the date hereof (the “Issuance Date”), in accordance with the terms hereof.  This Secured Convertible Promissory Note, as may be amended or supplemented from time to time, shall be referred to herein as the “Note”.

1.    Payments of Principal and Interest.

(a)       Payment of Principal.  The principal amount of this Note shall be paid to the Holder no later than the Maturity Date.

(b)      Payment of Interest.  Interest on the unpaid principal balance of this Note shall accrue at Applicable Rate commencing on the Issuance Date.  Interest shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed.  Interest shall be paid in full no later than the Maturity Date.  Any accrued but unpaid interest shall, at the option of the Holder, be included, from time to time, in the Conversion Amount (as defined herein).

(c)       Payment of Default Interest.  Any amount of principal or interest on this Note which is not paid when due shall bear interest from the Maturity Date until such past due amount is paid at the Applicable Rate plus ten percent (10%) per annum (such total, the “Default Rate”). Any accrued but unpaid interest at the Default Rate shall, at the option of the Holder, be included, from time to time, in the Conversion Amount.

(d)   General Payment Provisions. All payments of principal and interest on this Note shall be made in lawful money of the United States of America by certified bank check or wire transfer to such account as the Holder may designate by written notice to the Company in accordance with the provisions of this Note.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day.  For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

(e)      Prepayment/Repayment from Sales of Inventory.  The Company hereby agrees that, at any time while this Note is outstanding, any and all receipts earned from the sale of the Subject Inventory (as defined herein) shall be applied toward the repayment of principal and interest due under the Note.  Any amounts paid prior to the Maturity Date shall be paid without penalty or premium, and upon such prepayment of principal and interest in full, the Holder shall have no further rights under this Note, including no rights of conversion.  For purposes of this Section, the term “Subject Inventory” shall mean alkaline and heavy duty batteries in various sizes and packaging ordered using proceeds from this Note.

2.    Conversion.  The Holder shall have the right to convert any Conversion Amount into Shares of the Company’s Common Stock, $0.001 par value per share (“Common Stock”) as set forth below.

(a)   Conversion into the Company’s Common Stock.  The Holder shall have the right from and after the Issuance Date and then at any time until this Note is fully paid, to convert any Conversion Amount, at the election of the Holder (the date of giving of such notice of conversion being a “Conversion Date”), into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Company into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2(b) hereof, determined as provided herein. Upon delivery to the Company of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, the Company shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing.  The Holder will not be required to surrender the Note to the Company until the Note has been fully converted or satisfied.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount by the Conversion Price.

(b        Conversion Price.  Subject to adjustment as provided in Section 2(c) hereof, the conversion price (“Conversion Price”) per share shall be $0.10.

(c)       Adjustments.  The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i)    Merger, Sale of Assets, etc. If (A) the Company effects any merger or consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 Act, as amended) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 Act, as amended), directly or indirectly, of 50% of the aggregate Common Stock of the Company), or (F) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than a reverse merger) (in any such case, a “Fundamental Transaction”), this Note, as to the unpaid principal portion thereof and accrued interest thereon, if any, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction. The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

(ii)      Reclassification, etc.  If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(iii)      Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(iv)     Share Issuance.  So long as this Note is outstanding, if the Company shall issue any Common Stock prior to the complete conversion or payment of this Note, other than the Excepted Issuances (as defined below), for a consideration per share that is less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Company carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Company for no consideration will be deemed issuable or to have been issued for $0.001 per share of Common Stock.

(v)   Favored Nations Provision. Other than in connection with (A) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (B) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (C) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to existing plans in effect as of the Issuance Date, (D) securities issued upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issuance Date and (E) those securities issued a result of the exercise of warrants related to this Note’s issuance or conversion of this Note (collectively, the foregoing (A) through (E) are “Excepted Issuances”), if at any time this Note or that certain related warrant (the “Warrant”) are outstanding, the Company shall agree to or issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in effect at such time, or if less than the Warrant exercise price in effect at such time, without the consent of the Holder, then the Conversion Price and Warrant exercise price shall automatically be reduced to such other lower price.  The average Conversion Price of the conversion shares and average exercise price in relation to the Warrant shares shall be calculated separately for the conversion shares and Warrant shares.  Common Stock issued or issuable by the Company for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.001 per share of Common Stock.  For purposes of the issuance and adjustments described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or any warrant, right or option to purchase Common Stock shall result in the issuance of the additional shares of Common Stock upon the sooner of the agreement to or actual issuance of such convertible security, warrant, right or options and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price or Warrant exercise price in effect upon such issuance.  The rights of the Holder set forth herein are in addition to any other rights the Holder has pursuant to this Note, the Warrants, any other transaction document, and any other agreement referred to or entered into in connection herewith or to which the Holder and Company are parties.

(d)   Notice.  Whenever the Conversion Price is adjusted pursuant to Section 2(c) above, the Company shall promptly, but not later than the second (2nd) Business Day after the effectiveness of the adjustment, provide notice to the Holder setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment. Failure to provide the foregoing notice is an Event of Default under this Note.

(e)   Reservation of Shares.  During the period the conversion right exists, the Company will reserve from its authorized and unissued Common Stock not less than an amount of Common Stock equal to 150% of the amount of shares of Common Stock issuable upon the full conversion of this Note.  The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Company agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

(f)    Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in Section 2(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note and interest which shall not have been converted or paid, upon surrender of the existing Note.

(g)   Maximum Conversion.  The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of 4.99%. The Holder shall have the authority to determine whether the restriction contained in this Section 2(g) will limit any conversion hereunder and the extent such limitation applies and to which convertible or exercisable instrument or part thereof such limitation applies. The Holder may waive the conversion limitation described in this Section 2(g), in whole or in part, upon and effective after 61 days prior written notice to the Company to increase such percentage to up to 9.99%.

3.   Acceleration.  Upon the occurrence of a Fundamental Transaction, then in addition to the Holder’s rights described in Section 2(c)(i), until twenty (20) Business Days after the Company notifies the Holder of the occurrence of the Fundamental Transaction, the Holder may elect to accelerate the Maturity Date as of the date of the Fundamental Transaction and receive payment for the then outstanding principal amount, and any other amount owed to the Holder pursuant to any related transaction documents.

4.   Grant of Security.  The Company hereby grants a first priority security interest, as that term is defined in the Uniform Commercial Code of Florida (the “UCC”), in the Collateral (as such term is hereinafter defined), as security for the payment and performance of all the obligations of the Company under and in connection with this Note now or hereafter existing whether for principal, interest, fees, expenses or otherwise (all such obligations of the Company are hereinafter collectively referred to as the “Secured Obligations”).  The Company, as security for the Secured Obligations, hereby assigns, pledges, transfers and sets over unto the Holder and its successors and assigns, and hereby grants to the Holder a continuing security interest in, all of the Company’s right, title and interest in and to all of the Company’s now existing or hereafter acquired tangible and intangible properties, including, without limitation, a lien on all present and future assets of the Company and its subsidiaries (including, but not limited to, each of the now existing or hereafter acquired assets described on Exhibit B hereto) (collectively hereinafter referred to as the “Collateral”).

This Note shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until payment in full of the Secured Obligations, (ii) be binding upon the Company, its successors and permitted assigns, and (iii) inure to the benefit of the Holder and its respective successors, transferees and assigns.

This Note secures the payment and performance of all of the Secured Obligations and by its execution hereof, the Company authorizes the Holder to file any and all documents necessary or advisable to properly perfect a security interest in the Collateral, including, but not limited to, the filing of a UCC-1 Financing Statements with the Secretary of State in the jurisdiction of incorporation of the Company.  Upon the payment in full of the Secured Obligations to the satisfaction of the Holder in its sole discretion, the security interest granted hereby shall terminate, all rights in and to the Collateral shall revert to the Company and the Holder shall duly file, at the expense of the Company, such UCC-3 Amendments necessary to terminate the Holder’s security interest.

5.    Defaults and Remedies.  The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

(a)   Failure to Pay Principal or Interest.  The Company (i) fails to pay any installment of principal under this Note when due or (ii) fails to pay any interest or other sums due under this Note when due.

(b)   Breach of Covenant. The Company or any subsidiary breaches any covenant or other term or condition of this Note or any related transaction document, except for a breach of payment, in any respect and such breach, if subject to cure, continues for a period of ten (10) days after written notice to the Company from the Holder.

(c)      Breach of Representations and Warranties. Any representation or warranty of the Company made herein, or in any related transaction document, shall be false or misleading in any material respect.

(d)   Liquidation. Any dissolution, liquidation or winding up by the Company or a subsidiary of a substantial portion of their business.

(e)   Cessation of Operations. Any cessation of operations by the Company or a subsidiary.

(f)   Maintenance of Assets. The failure by the Company or any subsidiary to maintain any intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and such breach is not cured with fifteen (15) days after written notice to the Company from the Holder.

(g)      Receiver or Trustee. The Company or any subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(h)   Judgments. Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against the Company or any subsidiary or any of its property or other assets for more than $100,000 in excess of the Company’s insurance coverage, unless stayed vacated or satisfied within thirty (30) days.

(i)    Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company or any subsidiary.

(j)    Non-Payment. A default by the Company or any subsidiary under any one or more obligations in an aggregate monetary amount in excess of $25,000 for more than twenty (20) days after the due date, unless the Company or such subsidiary is contesting the validity of such obligation in good faith.

(k)   Failure to Deliver Common Stock or Replacement Note.  The Company’s failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note or the warrant or, if required, a replacement Note following a partial conversion.

(l)    Reservation Default.  Failure by the Company to have reserved for issuance upon conversion of the Note or upon exercise of the Warrant, the number of shares of Common Stock as required by this Note and the Warrant, and such failure continues for a period of thirty (30) business days.

(m)     Reverse Splits. The Company effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.

(n)   Event Described in Any Transaction Document. The occurrence of an Event of Default as described in any related transaction document that, if susceptible to cure, is not cured during any designated cure period.

(o)   Notification Failure. A failure by the Company to notify Holder of any event of which the Company is obligated to notify Holder pursuant to the terms of this Note or any other related transaction document.

(p)   Cross Default. A default by the Company of a term, covenant, warranty or undertaking of any other agreement to which the Company and Holder are parties, or the occurrence of an event of default under any such other agreement to which the Company and Holder are parties which is not cured after any required notice and/or cure period, including without limitation any other agreements or obligations to the Holder or an affiliate thereof.

6.    Short Sales.  Holder represents and agrees, as applicable, (i) Holder has not prior to the date hereof, entered into or effected any Short Sales and (ii) so long as the Note remains outstanding, Holder will not enter into or effect any Short Sales.  The Company acknowledges and agrees that upon submission of conversion notice as set forth herein, Holder immediately owns the Common Stock described in the conversion notice and any sale of that Common Stock issuable under such conversion notice would not be considered Short Sales.  For purposes herein, “Short Sales” shall mean entering into any short sale or other hedging transaction which establishes a net short position with respect to the Company.

7.    Lost or Stolen Note.  Upon notice to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount and interest into Common Stock.

8.    Cancellation.  After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be re-issued.

9.    Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

10.   Governing Law.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Florida, without giving effect to provisions thereof regarding conflict of laws.  Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address indicated in the preamble hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.   Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity.

12.   Advice of Counsel.  In connection with the preparation of this Note, each of the Company, its stockholders, officers, agents, and representatives acknowledges and agrees that the attorney that prepared this Note acted as legal counsel to the Holder only.  Each of the Company, its stockholders, officers, agents, and representatives hereby acknowledges that (i) such party has been, and hereby is, advised to seek legal counsel and to review this Note with legal counsel of such party’s choice, and (ii) such party has sought such legal counsel, which such legal counsel has reviewed the Note, or hereby waives the right to do so.

13.   Specific Shall Not Limit General; Construction.  No specific provision contained in this Note shall limit or modify any more general provision contained herein.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

14.   Failure or Indulgence Not Waiver.  No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15.   Notice.  Notice shall be given to each party at the address indicated in the preamble hereto or at such other address as provided to the other party in writing.

[-signature page follows-]

IN WITNESS WHEREOF, the Company has caused this Note to be executed on and as of the Issuance Date.

ECOREADY CORPORATION

By:	/s/ Boris Rubizhevsky
Name:	Boris Rubizhevsky
Title:	Chief Executive Officer

[ signature page to Promissory Note ]

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and/or interest under the Convertible Promissory Note (the “Note”) of EcoReady Corporation, a corporation incorporated under the laws of the State of Florida (the “Company”), into shares of common stock, par value $0.001 per share (the “Common Shares”), of the Company in accordance with the conditions of the Note, as of the date written below.  If the Common Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as requested by the Company in accordance therewith.  No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion, the undersigned represents and warrants to the Company that its ownership of the Common Shares does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended, specified under Section 2(c) of the Note.

Conversion calculations

Effective Date of Conversion:
Principal Amount and/or Interest to be Converted:
Number of Common Shares to be Issued:

[HOLDER]

By:

Name:

Title:

Address:

EXHIBIT B

COLLATERAL

(a)
all accounts (as defined in the UCC) including accounts receivable in respect of portfolio investments and payment intangibles, including, without limitation, all contract rights, and all other forms of monetary obligations owing to the Company, and all credit insurance, guaranties, or security therefor, whether or not they have been earned by performance;

(b)
all chattel paper (as defined in the UCC), including, without limitation, electronic chattel paper and tangible chattel paper evidencing both a monetary obligation and a security interest in or lease of goods, together with any guarantees, letters of credit, and other security therefore;

(c)	all commercial tort claims (as defined in the UCC);

(d)
all deposit accounts (as defined in the UCC) and all of the cash and cash equivalents, deposited therein from time to time, and all securities, rights, interests, shares of stock, instruments, interests, or other property contained, deposited, held or otherwise added to any deposit account from time to time;

(e)
all documents (as defined in the UCC), including, without limitation, any paper that is treated in the regular course of business as adequate evidence that the person in possession of the paper is entitled to receive, hold, and dispose of the goods the paper covers, including warehouse receipts, bills of lading, certificates of title, and applications for certificates of title;

(f)
all equipment (as defined in the UCC), machinery and all fixtures (including, without limitation, the items purchased with the proceeds of the Loan), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and thereof and warranties (express and implied) received from the sellers and manufacturers of the foregoing property, and all related claims, credits, setoffs, and other rights of recovery;

(g)
all general intangibles (as defined in the UCC) of any kind, including, without limitation, all money, contract rights, corporate or other business records, all intellectual property rights, inventions, designs, formulas, patents, patent applications, service marks, trademarks, trade names, trade secrets, engineering drawings, goodwill, rights to prepaid expenses, registrations, franchises, copyrights, licenses, customer lists, computer programs and other software (as defined in the UCC), source code, tax refund claims, royalty, licensing and product rights, all claims under guarantees, security interests or other security held by or granted to The Company, all indemnification rights, and rights to retrieval from third parties of electronically processed and recorded data pertaining to any Collateral, things in action, items, checks, drafts, and all orders in transit to or from The Company, credits or deposits of The Company (whether general or special) that are held by the Holder;

(h)	all goods (as defined in the UCC);

(i)
all inventory (as defined in the UCC), whether in the possession of the Company or of a bailee or other person for sale, storage, transit, processing, use or otherwise and whether consisting of whole goods, spare parts, components, supplies, materials, or consigned, returned or repossessed goods, which are held for sale or lease, which are to be furnished (or have been furnished) under any contract of service or which are raw materials, work in process or materials used or consumed in the Company’s business, and all warranties and related claims, credits, setoffs, and other rights of recovery with respect to any of the foregoing;

(j)
all instruments (as defined in the UCC) including, without limitation, every promissory note, negotiable instrument, certificated security, or other writing that evidences a right to payment of money, that is not a lease or security agreement, and that is transferred in the ordinary course or conduct of business (including worldwide shipment) by delivery with any necessary assignment or endorsement;

(k)
all investment property (as defined in the UCC) pledged to or delivered to the Holder’s control from time to time, and any and all other property in which the Company at any time has rights and in which at any time a security interest has been transferred to the Holder (and regardless of whether any such property constitutes a certificated or uncertificated security or is held directly or through one or more financial intermediaries through book entries);

(l)	all letter of credit rights (as defined in the UCC);

(m)	all supporting obligations (as defined in the UCC);

(n)	all books, files, records (as defined in the UCC) relating to the Collateral;

(o)
each policy and contract of insurance owned or maintained by the Company, and all the benefits thereof including, without limitation, all claims of whatsoever nature, as well as return premiums, and in and to all moneys and claims for moneys in connection therewith;

(p)
all certificates and instruments evidencing any securities or other Collateral subject to this Security Agreement from time to time and all interest, dividends, distributions, cash, investment property, securities, shares of stock, and other amounts and property from time to time received, receivable, paid or payable or otherwise distributed from time to time in respect of, in exchange or substitution for, or as an addition to any of the foregoing Collateral;

(q)	all other tangible or intangible personal property of every kind and nature; and

(r)
all accessions and additions to the foregoing, substitutions therefor, and replacements, products and proceeds (as defined in the UCC) of any of the property of the Company described in clauses (a) through (q) above (including any proceeds of insurance thereon).